NEVADA GOLD APPOINTS CEO ROBERT STURGES TO BOARD OF DIRECTORS

HOUSTON, April 9, 2007 -- Nevada Gold & Casinos, Inc. (AMEX:UWN) today announced that Robert B. Sturges has been appointed to the Company’s Board of Directors. Mr. Sturges was named Chief Executive Officer of Nevada Gold in October, 2006. Prior to that, he had been retained as a special consultant to the Company since June, 2006. The appointment expands the Board from seven to eight Directors.

Mr. Sturges stated, “I am deeply appreciative of the Board’s support in my appointment. I am also delighted to have the opportunity to continue working with the Board to improve Nevada Gold’s operational and financial performance in an effort to enhance long-term shareholder value.”

Mr. Sturges has over twenty years of gaming industry experience including over fifteen years with Carnival Resorts & Casinos and Carnival Corporation. Prior to joining Nevada Gold, Mr. Sturges oversaw the development and operation of the Casino Rouge Riverboat in Baton Rouge, Louisiana, and Casino Rama Resort and Casino in the Toronto, Ontario, Canada market. Earlier in Mr. Sturges career, he also served as Deputy Director and Director of the New Jersey Division of Gaming Enforcement. Mr. Sturges is currently a board member of Benihana, Inc. (Nasdaq: BNHN) currently serves as the Lead Independent Director, as well as a member of the Audit, Compensation and Executive Committees.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate,” “believe,” “expect,” “future,” “intend,” “plan,” and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional Indian gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

About Nevada Gold & Casinos

Nevada Gold & Casinos, Inc. (AMEX:UWN) of Houston, Texas is a developer, owner and operator of gaming facilities and lodging entertainment facilities in Colorado, California, and New York. The Company owns a 43% interest in the Isle of Capri-Black Hawk LLC, which owns Isle of Capri-Black Hawk and Colorado Central Station, both of which are in Black Hawk, Colorado. Colorado Grande Casino in Cripple Creek, Colorado is wholly owned and operated by Nevada Gold. The Company owns a 22.8% interest in the Tioga Downs Racetrack & Vernon Downs Racetrack in New York State and has a management contract for both facilities. The Company also works with Native American tribes in a variety of capacities. Native American projects consist of a casino to be built in Pauma Valley, California for the La Jolla Band of Luiseño Indians and a casino to be developed by Buena Vista Development Company, LLC in the city of Ione, California for Buena Vista Rancheria of Me-Wuk Indians. For more information, visit www.nevadagold.com.

CONTACT:	Nevada Gold & Casinos, Inc.
Robert B. Sturges
(713) 621-2245

Integrated Corporate Relations
Don Duffy
(203) 682-8200